UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Form A-W

Withdrawal of Post-Effective

Amendment No. 8

to Form S-1

Registration Statement

Under the Securities Act of 1933

PINNACLE GAS RESOURCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1311	30-0182582
(State or Other Jurisdiction of Incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

1 East Alger Street

Sheridan, Wyoming 82801

(Address of Principal Executive Offices) (Zip Code)

(307) 673-9710

(Registrant’s telephone number, including area code)

Peter G. Schoonmaker
President and Chief Executive Officer
Pinnacle Gas Resources, Inc.
1 E. Alger Street
Sheridan, Wyoming 82801
(307) 673-9710

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John W. Kellogg

Moye White LLP

16 Market Square, 6th Fl

1400 16th Street

Denver, CO 80202

(303) 292-7935

PINNACLE GAS RESOURCES, INC.

1 East Alger Street

Sheridan, Wyoming 82801

September 23, 2009

VIA EDGAR

Securities and Exchange Commission

Division of Corporate Finance

100 F. Street, N.E.

Washington, D.C. 20549

Re:	Pinnacle Gas Resources, Inc.’s Application For Withdrawal of Post-Effective Amendment on Form AW pursuant to Rule 477 of the Securities Act of 1933, as amended (File No. 333-133983)

Pursuant to Rule 477 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), Pinnacle Gas Resources, Inc. (the “Company”) hereby respectfully requests the withdrawal, effective as of the date hereof or at the earliest practicable date hereafter, of Post-Effective Amendment Number 8 to its Registration Statement on Form S-1 (File No. 333-133983) (the “Registration Statement”) initially filed on September 15, 2009 (the “Post-Effective Amendment”).

After discussions with the Staff, it is our understanding that the Post-Effective Amendment was incorrectly filed because the Registration Statement has not yet become effective.  Immediately following the filing of this Form AW, the Registrant will file Form RW withdrawing the Registration Statement.

The Company hereby confirms that no securities have been or will be sold pursuant to the Post-Effective Amendment.

Sincerely,

Pinnacle Gas Resources, Inc.

By:	/s/ Peter G. Schoonmaker
Peter G. Schoonmaker
President and Chief Executive Officer